EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Second Quarter 2012 Results

MIDLAND, MI, July 23, 2012 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2012 second quarter net income of $13.9 million, or $0.50 per diluted share, compared to 2012 first quarter net income of $12.4 million, or $0.45 per diluted share, and 2011 second quarter net income of $11.0 million, or $0.40 per diluted share.

"Chemical Financial's strong operating performance is translating into continued improved financial results. Second quarter 2012 earnings reflect positive growth in net interest income and noninterest income, coupled with a lower loan loss provision due to continued improvement in credit quality. In fact, our 2012 second quarter earnings of $0.50 per share were 25 percent higher than 2011 second quarter earnings per share, and represent the highest level of quarterly earnings per share Chemical Financial has reported since the fourth quarter of 2005" said David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation.

"Our financial strength is facilitating Chemical Financial's ability to execute on our long-term growth strategy. In May, we announced an agreement to acquire 21 branch offices from Independent Bank, which will bolster our footprint in northeast Michigan and provide entry into a new market in Battle Creek. Chemical Bank will assume approximately $420 million in customer deposits, acquire approximately $40 million of loans and recognize approximately $7 million of goodwill in this transaction. The acquisition, excluding $2.6 million of estimated transaction-related expenses, is anticipated to be accretive to earnings upon closing, which we anticipate will occur in the third quarter of 2012. We remain uniquely positioned among Michigan banks to continue our pattern of long-term growth both organically and via acquisition opportunities that we believe will arise as our state's banking industry consolidates," said Ramaker.

The increases in net income in the second quarter of 2012 over both the first quarter of 2012 and the second quarter of 2011 were largely attributable to increases in net interest income and noninterest income and a decrease in the provision for loan losses. Operating expenses in the second quarter of 2012 were lower than the first quarter of 2012, although higher than the second quarter of 2011.

The Corporation's return on average assets during the second quarter of 2012 was 1.04 percent, up from 0.92 percent in the first quarter of 2012 and 0.84 percent in the second quarter of 2011. The Corporation's return on average equity was 9.6 percent in the second quarter of 2012, up from 8.7 percent in the first quarter of 2012 and 7.8 percent in the second quarter of 2011.

Net interest income was $46.4 million in the second quarter of 2012, up $0.3 million, or 0.5 percent, from the first quarter of 2012 and up $1.2 million, or 2.5 percent, from the second quarter of 2011. The net interest margin (on a tax-equivalent basis) in the second quarter of 2012 was 3.80 percent, compared to 3.76 percent in the first quarter of 2012 and 3.78 percent in the second quarter of 2011.

The Corporation's net interest income in the second quarter of 2012, as compared to the first quarter of 2012, was positively impacted by an increase in average loans of $77 million, or 2.0 percent, that was offset by the net impact of interest-earning assets and interest-bearing liabilities repricing during the second quarter of 2012. The increase in net interest income of $1.2 million in the second quarter of 2012 over the second quarter of 2011 was primarily attributable to an increase in average loans of $194 million, or 5.2 percent, between these two quarters that was partially offset by the net impact of interest-earning assets and interest-bearing liabilities repricing during the twelve months ended June 30, 2012.

The provision for loan losses was $4.0 million in the second quarter of 2012, compared to $5.0 million in the first quarter of 2012 and $7.0 million in the second quarter of 2011. Net loan charge-offs were $5.1 million in the second quarter of 2012, compared to $5.5 million in the first quarter of 2012 and $6.9 million in the second quarter of 2011.

Noninterest income was $13.3 million in the second quarter of 2012, compared to $12.6 million in the first quarter of 2012 and $10.9 million in the second quarter of 2011. Noninterest income in the second quarter of 2012 included nonrecurring income of $0.6 million from the partial insurance recovery of a 2008 branch cash loss, while noninterest income in the first quarter of 2012 included nonrecurring income of $1.3 million attributable to a gain from the sale of the Corporation's merchant card servicing business. Excluding this nonrecurring income, noninterest income in the second quarter of 2012 was $1.4 million higher than the first quarter of 2012 and $1.8 million higher than the second quarter of 2011. The $1.4 million increase in noninterest income over the first quarter of 2012 was primarily attributable to an increase of $0.5 million in service charges and fees on deposit accounts and increases of approximately $0.3 million, each, in wealth management revenue, mortgage banking revenue and other charges and fees for services. The $1.8 million increase in noninterest income over the second quarter of 2011 was primarily attributable to an increase of $0.9 million in mortgage banking revenue and an increase of $0.4 million in service charges and fees on deposit accounts.

Operating expenses were $35.5 million in the second quarter of 2012, compared to $36.3 million in the first quarter of 2012 and $33.4 million in the second quarter of 2011. Operating expenses in the second quarter of 2012 included $0.5 million of acquisition-related expenses applicable to the pending acquisition of branches from Independent Bank, while operating expenses in the second quarter of 2011 included a reversal of a $1.2 million state tax accrual as a result of the elimination of a state tax contingent liability. Excluding the acquisition-related expenses and the reversal of the state tax accrual, operating expenses in the second quarter of 2012 were $1.3 million lower than the first quarter of 2012, but were $0.4 million higher than the second quarter of 2011. The decline in operating expenses between the first and second quarters of 2012 was largely attributable to a $0.7 million reduction in credit-related operating expenses. The increase in operating expenses over the second quarter of 2011 was attributable to higher compensation costs that were partially offset by lower credit-related operating expenses, consulting expenses and outside process/service fee expenses. The Corporation's efficiency ratio was 58.3 percent in the second quarter of 2012, compared to 60.4 percent in the first quarter of 2012 and 58.2 percent in the second quarter of 2011.

Total assets were $5.35 billion at June 30, 2012, down from $5.45 billion at March 31, 2012 and up from $5.20 billion at June 30, 2011. The decrease in total assets during the second quarter of 2012 was largely attributable to a decrease in interest-bearing balances held at the Federal Reserve Bank (FRB). The Corporation continues to maintain significant amounts of funds at the FRB with $120 million in balances held at the FRB at June 30, 2012, compared to $348 million at March 31, 2012 and $265 million at June 30, 2011. The decline in funds at the FRB during the second quarter of 2012 was due to loan growth and a seasonal decrease in customer deposits.

Total loans were $3.96 billion at June 30, 2012, compared to $3.84 billion at March 31, 2012 and $3.75 billion at June 30, 2011. Total loans increased $119 million, or 3.1%, in the second quarter of 2012. This increase was largely driven by a consumer loan promotion during the quarter that resulted in an increase in the Corporation's consumer loan portfolio of $79 million, or 9.0%. The Corporation experienced growth in all loan categories, except real estate construction and land development, during the quarter. Total loans increased $214 million, or 5.7 percent, during the twelve months ended June 30, 2012, with commercial loans increasing $73 million, or 8.7 percent, real estate commercial loans increasing $54 million, or 5.1 percent, real estate residential loans increasing $47 million, or 5.7 percent, and consumer installment and home equity loans increasing $88 million, or 10.1 percent, while real estate construction and land development loans decreased $48 million, or 34 percent. The increases in loans during the three and twelve months ended June 30, 2012 were attributable to a combination of improving economic conditions and higher loan demand, as well as the Corporation increasing its market share. The average yield on the loan portfolio was 4.96 percent in the second quarter of 2012, compared to 5.10 percent in the first quarter of 2012 and 5.37 percent in the second quarter of 2011.

Investment securities were $893 million at June 30, 2012, compared to $867 million at March 31, 2012 and $802 million at June 30, 2011.

Total deposits were $4.38 billion at June 30, 2012, compared to $4.46 billion at March 31, 2012 and $4.25 billion at June 30, 2011. The Corporation experienced a decrease in total deposits of $78 million, or 1.7 percent, during the second quarter of 2012, primarily attributable to a seasonal decrease in deposits of municipal customers. Federal Home Loan Bank (FHLB) advances totaled $38.2 million at June 30, 2012, compared to $42.1 million at March 31, 2012 and $71.9 million at June 30, 2011. Brokered deposits totaled $84 million at June 30, 2012, compared to $94 million at March 31, 2012 and $110 million at June 30, 2011. The repricing of matured customer certificates of deposit and various interest-bearing deposit accounts resulted in the Corporation's average cost of funds declining to 0.63 percent in the second quarter of 2012 from 0.67 percent in the first quarter of 2012 and 0.85 percent in the second quarter of 2011.

At June 30, 2012, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 9.0 percent and 13.6 percent, respectively, compared to 8.7 percent and 13.7 percent, respectively, at March 31, 2012 and 8.9 percent and 13.0 percent, respectively, at June 30, 2011. At June 30, 2012, the Corporation's book value was $21.42 per share, compared to $21.10 per share at March 31, 2012 and $20.78 per share at June 30, 2011.

The credit quality of the Corporation's loan portfolio continued to show further improvement during the second quarter of 2012. At June 30, 2012, the Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest and nonperforming troubled debt restructurings, totaled $92.8 million, compared to $98.5 million at March 31, 2012 and $135.9 million at June 30, 2011, representing declines of 5.8 percent and 31.7 percent, respectively.

Other real estate and repossessed assets totaled $23.5 million at June 30, 2012, compared to $25.9 million at March 31, 2012 and $24.6 million at June 30, 2011.

At June 30, 2012, the allowance for loan losses of the originated portfolio was $84.5 million, or 2.40 percent of originated loans, compared to 2.54 percent at March 31, 2012 and 2.78 percent at June 30, 2011. The allowance for loan losses of the originated portfolio as a percentage of nonperforming loans was 91 percent at June 30, 2012, compared to 87 percent at March 31, 2012 and 66 percent at June 30, 2011. At June 30, 2012, nonperforming loans as a percentage of total loans were 2.34 percent, down from 2.56 percent at March 31, 2012 and 3.63 percent at June 30, 2011. The allowance for loan losses of the acquired portfolio was $2.2 million at both June 30, 2012 and March 31, 2012. At June 30, 2012, the Corporation's $447 million acquired loan portfolio was overall performing better than expected since the acquisition date.

Chemical Financial Corporation is the second-largest bank holding company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At June 30, 2012, the Corporation had total assets of $5.4 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as "anticipated," "believe," "continue," "estimated," "further," "improving," "opportunities," "strategies," "trends," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the credit quality of the loan portfolio, future levels of nonperforming loans, future economic trends and conditions, anticipated consolidation opportunities in Michigan's banking industry, future income levels, and our ability to grow our loan portfolio, improve credit quality and control operating costs. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, mortgage servicing rights and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involve judgments that are inherently forward-looking. Management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

This press release contains forward-looking statements regarding the Corporation's outlook or expectations with respect to the planned acquisition of branches from Independent Bank, the expected costs to be incurred in connection with the acquisition, the future performance of the branches to be acquired, the consequences of their integration into Chemical Bank, and the impact of the transaction on the Corporation's future performance. Completion of the transaction is dependent on, among other things, receipt of regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all. The impact of the completion of the transaction on the Corporation's financial statements will be affected by the timing of the transaction, including, in particular, the ability to complete the acquisition in the third quarter of 2012. The transaction may be more expensive to complete and the anticipated benefits, including anticipated strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety or at all as a result of unexpected factors or events.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	June 30 2012	December 31 2011	June 30 2011
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$122,010	$121,294	$129,209
Interest-bearing deposits with unaffiliated banks and others	119,813	260,646	271,070
Total cash and cash equivalents	241,823	381,940	400,279
Investment securities:
Available-for-sale	680,231	667,276	612,466
Held-to-maturity	213,034	183,339	190,029
Total Investment Securities	893,265	850,615	802,495
Loans held-for-sale	12,625	18,818	6,874

Loans:
Commercial	915,352	895,150	842,404
Real estate commercial	1,119,655	1,071,999	1,065,606
Real estate construction and land development	94,227	118,176	142,351
Real estate residential	873,214	861,716	825,860
Consumer installment and home equity	959,894	884,244	871,789
Total Loans	3,962,342	3,831,285	3,748,010
Allowance for loan losses	(86,711)	(88,333)	(89,733)
Net Loans	3,875,631	3,742,952	3,658,277

Premises and equipment	67,382	65,997	65,252
Goodwill	113,414	113,414	113,414
Other intangible assets	10,607	11,472	12,327
Interest receivable and other assets	137,034	154,245	145,140
Total Assets	$5,351,781	$5,339,453	$5,204,058

Liabilities:
Deposits:
Noninterest-bearing	$974,412	$875,791	$813,863
Interest-bearing	3,409,132	3,491,066	3,437,113
Total Deposits	4,383,544	4,366,857	4,250,976
Interest payable and other liabilities	41,323	54,024	33,919
Short-term borrowings	299,748	303,786	276,600
Federal Home Loan Bank advances	38,177	43,057	71,928
Total Liabilities	4,762,792	4,767,724	4,633,423

Shareholders' Equity:
Preferred stock, no par value per share	-	-	-
Common stock, $1 par value per share	27,497	27,457	27,457
Additional paid-in capital	432,098	431,277	430,134
Retained earnings	153,558	138,324	126,477
Accumulated other comprehensive loss	(24,164)	(25,329)	(13,433)
Total Shareholders' Equity	588,989	571,729	570,635
Total Liabilities and Shareholders' Equity	$5,351,781	$5,339,453	$5,204,058

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2012	2011	2012	2011
Interest Income:
Interest and fees on loans	$47,894	$49,172	$96,150	$98,612
Interest on investment securities:
Taxable	2,587	2,225	5,152	4,549
Tax-exempt	1,465	1,393	2,950	2,872
Dividends on nonmarketable equity securities	380	368	510	491
Interest on deposits with unaffiliated banks and others	141	281	369	590
Total Interest Income	52,467	53,439	105,131	107,114

Interest Expense:
Interest on deposits	5,659	7,551	11,761	15,429
Interest on short-term borrowings	108	151	212	301
Interest on Federal Home Loan Bank advances	254	443	517	885
Total Interest Expense	6,021	8,145	12,490	16,615
Net Interest Income	46,446	45,294	92,641	90,499
Provision for loan losses	4,000	7,000	9,000	14,500
Net Interest Income after Provision for Loan Losses	42,446	38,294	83,641	75,999

Noninterest Income:
Service charges and fees on deposit accounts	5,013	4,628	9,518	8,724
Wealth management revenue	3,169	3,026	6,090	5,792
Other charges and fees for customer services	3,022	2,728	5,711	5,386
Mortgage banking revenue	1,417	499	2,602	1,563
Gain on sale of merchant card services	-	-	1,280	-
Other	661	21	730	209
Total Noninterest Income	13,282	10,902	25,931	21,674

Operating Expenses:
Salaries, wages and employee benefits	20,539	18,068	41,108	36,393
Occupancy	2,973	3,099	6,127	6,437
Equipment and software	3,127	3,110	6,245	5,832
Other	8,898	9,136	18,352	20,140
Total Operating Expenses	35,537	33,413	71,832	68,802
Income Before Income Taxes	20,191	15,783	37,740	28,871
Federal Income Tax Expense	6,325	4,750	11,500	8,650
Net Income	$13,866	$11,033	$26,240	$20,221

Net income per common share:
Basic	$0.50	$0.40	$0.95	$0.74
Diluted	0.50	0.40	0.95	0.74

Key Ratios:
Return on average assets	1.04%	0.84%	0.98%	0.77%
Return on average shareholders' equity	9.6%	7.8%	9.1%	7.2%
Net interest margin	3.80%	3.78%	3.78%	3.78%
Efficiency ratio	58.3%	58.2%	59.3%	60.0%

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Average Balances
Total assets	$5,360,598	$5,396,420	$5,341,079	$5,323,962	$5,255,244	$5,302,558
Total interest-earning assets	5,044,629	5,061,882	5,008,813	4,985,380	4,928,590	4,963,384
Total loans	3,901,321	3,824,604	3,772,140	3,769,745	3,707,468	3,672,301
Total deposits	4,383,629	4,416,273	4,378,066	4,358,658	4,299,728	4,362,774
Total interest-bearing liabilities	3,817,753	3,903,986	3,847,003	3,853,443	3,857,678	3,942,406
Total shareholders' equity	582,873	574,261	578,105	573,580	565,500	560,661

Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%
Efficiency ratio	58.3%	60.4%	63.1%	60.2%	58.2%	61.8%
Return on average assets	1.04%	0.92%	0.83%	0.87%	0.84%	0.70%
Return on average shareholders' equity	9.6%	8.7%	7.7%	8.0%	7.8%	6.6%
Average shareholders' equity as a
percent of average assets	10.9%	10.6%	10.8%	10.8%	10.8%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a
percent of total assets	9.0%	8.7%	8.7%	8.6%	8.9%	8.5%
Total risk-based capital ratio	13.6%	13.7%	13.3%	13.1%	13.0%	13.0%

	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Credit Quality Statistics
Originated Loans	$3,515,110	$3,370,279	$3,338,502	$3,265,054	$3,225,179	$3,143,489
Acquired Loans	447,232	472,819	492,783	495,372	522,831	539,027
Nonperforming Loans:
Nonaccrual loans	74,456	79,153	78,394	91,112	105,350	106,296
Accruing loans past due 90 days or more	2,566	2,646	3,817	3,015	3,744	2,196
Troubled debt restructurings	15,789	16,749	24,058	26,268	26,835	37,367
Total nonperforming loans	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets (ORE)	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	116,320	124,492	131,753	149,074	160,536	172,214

Performing troubled debt restructurings	26,383	27,177	20,394	15,543	12,889	-

Allowance for loan losses-originated as a percent of:
Total originated loans	2.40%	2.54%	2.60%	2.68%	2.78%	2.85%
Nonperforming loans	91%	87%	82%	73%	66%	61%
Nonperforming loans as a percent
of total loans	2.34%	2.56%	2.77%	3.20%	3.63%	3.96%
Nonperforming assets as a percent of:
Total loans plus ORE	2.92%	3.22%	3.42%	3.93%	4.26%	4.64%
Total assets	2.17%	2.28%	2.47%	2.74%	3.08%	3.23%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.55%	0.58%	0.73%	0.78%	0.77%	0.80%

	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Additional Data - Intangibles
Goodwill	$113,414	$113,414	$113,414	$113,414	$113,414	$113,414
Core deposit intangibles	7,144	7,512	7,879	8,261	8,643	9,024
Mortgage servicing rights (MSR)	3,463	3,427	3,593	3,561	3,577	3,832
Other intangible assets	-	-	-	27	107	204
Amortization of core deposit intangibles (quarter only)	368	367	382	382	381	382

Chemical Financial Corporation Announces Second Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*

	Three Months Ended June 30, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets
Interest-Earning Assets:
Loans**	$3,921,546	$48,375	4.96%
Taxable investment securities	701,543	2,587	1.48
Tax-exempt investment securities	185,113	2,232	4.82
Other interest-earning assets	25,572	380	5.98
Interest-bearing deposits with
unaffiliated banks and others	210,855	141	0.27
Total interest-earning assets	5,044,629	53,715	4.28
Less: Allowance for loan losses	88,702
Other Assets:
Cash and cash due from banks	107,988
Premises and equipment	66,763
Interest receivable and other assets	229,920
Total Assets	$5,360,598

Liabilities and shareholders' equity
Interest-bearing Liabilities:
Interest-bearing demand deposits	$833,763	$246	0.12%
Savings deposits	1,163,412	389	0.13
Time deposits	1,461,694	5,024	1.38
Short-term borrowings	318,104	108	0.14
FHLB advances	40,780	254	2.51
Total interest-bearing liabilities	3,817,753	6,021	0.63
Noninterest-bearing deposits	924,759
Total deposits and borrowed funds	4,742,512
Interest payable and other liabilities	35,213
Shareholders' equity	582,873
Total Liabilities and Shareholders' Equity	$5,360,598
Net Interest Spread (Average yield earned minus average rate paid)			3.65%
Net Interest Income (FTE)		$47,694
Net Interest Margin (Net Interest Income (FTE) divided by
total average interest-earning assets)			3.80%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Second Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Nonperforming Loans:
Nonaccrual loans:
Commercial	$12,673	$11,443	$10,726	$10,804	$14,386	$15,672
Real estate commercial	41,691	46,870	44,438	48,854	57,324	59,931
Real estate construction and land development	3,485	3,809	6,190	7,877	8,933	9,414
Real estate residential	12,613	12,687	12,573	17,544	17,809	15,505
Consumer installment and home equity	3,994	4,344	4,467	6,033	6,898	5,774
Total nonaccrual loans	74,456	79,153	78,394	91,112	105,350	106,296
Accruing loans contractually past due 90 days or
more as to interest or principal payments:
Commercial	300	1,005	1,381	282	629	455
Real estate commercial	269	75	374	415	143	459
Real estate construction and land development	-	-	287	-	-	-
Real estate residential	840	333	752	974	1,729	191
Consumer installment and home equity	1,157	1,233	1,023	1,344	1,243	1,091
Total accruing loans contractually past due 90 days
or more as to interest or principal payments	2,566	2,646	3,817	3,015	3,744	2,196
Nonperforming troubled debt restructurings:
Commercial loan portfolio	11,691	11,258	14,675	16,457	15,443	15,201
Consumer loan portfolio	4,098	5,491	9,383	9,811	11,392	22,166
Total nonperforming troubled debt restructurings	15,789	16,749	24,058	26,268	26,835	37,367
Total nonperforming loans	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	$116,320	$124,492	$131,753	$149,074	$160,536	$172,214

Chemical Financial Corporation Announces Second Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Allowance for loan losses at beginning of period	$87,785	$88,333	$88,713	$89,733	$89,674	$89,530
Provision for loan losses	4,000	5,000	5,100	6,400	7,000	7,500
Loans charged off:
Commercial	(974)	(1,079)	(1,768)	(1,234)	(1,972)	(1,976)
Real estate commercial	(2,178)	(2,268)	(2,120)	(3,969)	(3,168)	(3,875)
Real estate construction and land development	(45)	(32)	(54)	(236)	(136)	(63)
Real estate residential	(1,140)	(1,717)	(945)	(1,884)	(1,198)	(944)
Consumer installment and home equity	(1,835)	(1,451)	(1,434)	(1,516)	(1,832)	(1,784)
Total loan charge-offs	(6,172)	(6,547)	(6,321)	(8,839)	(8,306)	(8,642)
Recoveries of loans previously charged off:
Commercial	140	191	137	614	710	215
Real estate commercial	298	421	272	285	212	87
Real estate construction and land development	-	2	40	-	5	-
Real estate residential	199	22	80	207	106	456
Consumer installment and home equity	461	363	312	313	332	528
Total loan recoveries	1,098	999	841	1,419	1,365	1,286
Net loan charge-offs	(5,074)	(5,548)	(5,480)	(7,420)	(6,941)	(7,356)
Allowance for loan losses at end of period	$86,711	$87,785	$88,333	$88,713	$89,733	$89,674

Allowance for loan losses-originated	$84,511	$85,585	$86,733	$87,413	$89,733	$89,674
Allowance for loan losses-acquired	2,200	2,200	1,600	1,300	-	-

Provision for loan losses (year-to-date)	$9,000	$5,000	$26,000	$20,900	$14,500	$7,500
Net loan charge-offs (year-to-date)	10,622	5,548	27,197	21,717	14,297	7,356

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	2nd Qtr. 2012	1st Qtr. 2012	4th Qtr. 2011	3rd Qtr. 2011	2nd Qtr. 2011	1st Qtr. 2011
Summary of Operations
Interest income	$52,467	$52,664	$54,130	$53,998	$53,439	$53,675
Interest expense	6,021	6,469	7,045	7,729	8,145	8,470
Net interest income	46,446	46,195	47,085	46,269	45,294	45,205
Provision for loan losses	4,000	5,000	5,100	6,400	7,000	7,500
Net interest income after provision
for loan losses	42,446	41,195	41,985	39,869	38,294	37,705
Noninterest income	13,282	12,649	11,501	11,225	10,902	10,772
Operating expenses	35,537	36,295	37,807	35,394	33,413	35,389
Income before income taxes	20,191	17,549	15,679	15,700	15,783	13,088
Federal income tax expense	6,325	5,175	4,475	4,075	4,750	3,900
Net income	$13,866	$12,374	$11,204	$11,625	$11,033	$9,188

Net interest margin	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%

Per Common Share Data
Net income:
Basic	$0.50	$0.45	$0.41	$0.42	$0.40	$0.33
Diluted	0.50	0.45	0.41	0.42	0.40	0.33
Cash dividends declared	0.20	0.20	0.20	0.20	0.20	0.20
Book value - period-end	21.42	21.10	20.82	21.02	20.78	20.54
Tangible book value - period-end	17.17	16.84	16.54	16.71	16.46	16.19
Market value - period-end	21.50	23.44	21.32	15.31	18.76	19.93